                                                             EXHIBIT 99

                                                 MONSANTO COMPANY AND SUBSIDIARIES

                                       COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES

                                                       (DOLLARS IN MILLIONS)

                                          SIX MONTHS
                                             ENDED
                                           JUNE 30,                                 YEAR ENDED DECEMBER 31,
                                      ------------------          ----------------------------------------------------------
                                      1995          1994          1994         1993          1992          1991         1990
                                      ----          ----          ----         ----          ----          ----         ----
Income from continuing operations
 before provision for income
 taxes...........................     $752          $670        $  895<F*>     $729<F*>     $(174)<F*>    $354<F*>      $716

Add

  Fixed charges..................      121            94           182          184           231          233           248

  Less capitalized interest......       (4)           (5)          (10)         (12)          (16)         (24)          (29)

  Dividends from affiliated
   companies.....................       -             -              2            5             5            5             6

Less equity income (add equity
 loss) of affiliated companies...      (19)           (4)          (21)         (20)           (1)          (3)           11
                                      ----         -----       -------        -----         -----        -----          ----

    Income as adjusted...........     $850          $755        $1,048         $886         $  45         $565          $952
                                      ----          ----        ------         ----         -----         ----          ----

Fixed charges

  Interest expense...............     $ 96          $ 67        $  131         $129         $ 169         $166          $176

  Capitalized interest...........        4             5            10           12            16           24            29

  Portion of rents representative
   of interest factor............       21            22            41           43            46           43            43
                                      ----          ----        ------         ----         -----         ----          ----

    Fixed charges................     $121          $ 94        $  182         $184         $ 231         $233          $248
                                      ----          ----        ------         ----         -----         ----          ----

Ratio of earnings to fixed
 charges.........................     7.02          8.03          5.76         4.82          0.19         2.42          3.84
                                      ----          ----          ----         ----          ----         ----          ----


- -----

<F*>Includes restructuring and other unusual items of $7 million, $(30)
 million, $699 million and $457 million in 1994, 1993, 1992 and 1991, respectively. Excluding the restructuring and other unusual items, the ratio of earnings to fixed charges would have been 5.80, 4.65, 3.22 and 4.39, respectively.